Exhibit 10.33
NVR, Inc.
Summary of the 2007 Named Executive Officer Annual Incentive Compensation Plan
     The following is a description of NVR, Inc.’s (“NVR” or the “Company”) 2007 annual incentive compensation plan (the “Bonus Plan”). The Bonus Plan is not set forth in a formal written document, and therefore NVR is providing this description of the plan pursuant to Item 601(b)(10)(iii) of Regulation S-K.
     All of NVR’s named executive officers; Dwight C. Schar (Chairman of the Board of NVR), Paul C. Saville (President and Chief Executive Officer of NVR), William J. Inman (President of NVRM), Dennis M. Seremet (Vice President, Chief Financial Officer and Treasurer of NVR) and Robert W. Henley (Vice President and Controller of NVR) participate in the Bonus Plan, with the exception of Mr. Schar, who requested that his bonus opportunity for 2007 be reduced to $0. The named executive officers can earn no more than 100% of their base salary as a bonus award. Under the Bonus Plan, the annual bonus opportunity for Mr. Saville, Mr. Seremet and Mr. Henley will be based 80% upon NVR’s consolidated pre-tax profit (before consolidated annual bonus and stock-based compensation expense but after all other charges) and 20% based on the number of new orders (net of cancellations) that the Company generates compared to the consolidated pre-tax profit and new orders within the Company’s 2007 annual business plan. The new orders measure was added for 2007 to properly focus the Company’s named executive officers on driving new orders during the downturn currently being experienced in the homebuilding industry. Mssrs. Saville and Seremet begin to earn the consolidated pre-tax profit portion of their annual bonus award once the target is at least 100% attained. The full amount of the consolidated pre-tax profit portion of their annual bonus award is earned ratably from 100% up to 105% of the target attainment. Mssrs. Saville and Seremet begin to earn the new orders unit portion of their annual bonus award once the target is at least 85% attained. The full amount of the new orders unit portion of their annual bonus award is earned ratably from 85% up to 100% of the target attainment. Mr. Henley begins to earn the consolidated pre-tax profit portion of his annual bonus award once the target is at least 80% attained. The full amount of the consolidated pre-tax profit portion of his annual bonus award is earned ratably from 80% up to 105% of the target attainment. Mr. Henley begins to earn the new orders unit portion of his annual bonus award once the target is at least 85% attained. The full amount of the new orders unit portion of his annual bonus award is earned ratably from 85% up to 100% of the financial target attainment.
     Mr. Inman’s annual bonus opportunity will be based 55% upon NVR’s mortgage banking operations pre-tax profit (before annual bonus expense, stock-based compensation expense and certain corporate overhead cost allocations), 25% upon return on invested capital in the mortgage operations and 20% based on the Company’s new orders (net of cancellations). Mr. Inman begins to earn the mortgage banking pre-tax profit and return on invested capital portions of his annual bonus award once the target is at least 100% attained. The full amount of the mortgage banking pre-tax profit and return on invested capital portions of his annual bonus award is earned ratably from 100% up to 105% of the target attainment. Mr. Inman begins to earn the new orders unit portion of his annual bonus award once the target is at least 85% attained. The full amount of the new orders unit portion of his annual bonus award is earned ratably from 85% up to 100% of the target attainment.